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                                                                    EXHIBIT 5.1

                 [Wilson Sonsini Goodrich & Rosati Letterhead]

                               February   , 2002

Altiris, Inc.
588 West 400 South
Lindon, Utah 84042

   Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

   We have examined the registration statement on Form S-1, as amended, filed by Altiris, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the
Securities Act of 1933, as amended, of up to        shares of the Company's
common stock (including up to an additional      shares of the Company's common
stock that may be sold by the selling stockholders pursuant to an over-allotment option to be granted by such selling stockholders to the underwriters) (collectively, the "Shares"). The Shares are to be sold to the underwriters for resale to the public as described in the registration statement and pursuant to the underwriting agreement filed as an exhibit thereto. As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

   Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the registration statement, will be duly authorized, validly issued, fully paid and non-assessable.

   We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation